The Income Fund of America

January 31, 2018

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,080,710
Class B	$-
Class C	$55,462
Class T*	$-
Class F-1	$63,204
Class F-2	$112,117
Class F-3	$33,036
Total	$1,344,529
Class 529-A	$23,000
Class 529-B	$-
Class 529-C	$3,747
Class 529-E	$876
Class 529-T*	$-
Class 529-F-1	$1,096
Class R-1	$1,239
Class R-2	$5,385
Class R-2E	$273
Class R-3	$14,157
Class R-4	$18,564
Class R-5	$6,612
Class R-5E	$21
Class R-6	$108,054
Total	$183,024

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3300
Class B	$-
Class C	$0.2366
Class T	$0.3548
Class F-1	$0.3184
Class F-2	$0.3496
Class F-3	$0.3618
Class 529-A	$0.3220
Class 529-B	$-
Class 529-C	$0.2121
Class 529-E	$0.2928
Class 529-T	$0.3466
Class 529-F-1	$0.3478
Class R-1	$0.2332
Class R-2	$0.2346
Class R-2E	$0.2710
Class R-3	$0.2855
Class R-4	$0.3208
Class R-5E	$0.3465
Class R-5	$0.3560
Class R-6	$0.3622

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$152,638
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$5,987,663
D) Long - term debt securities including convertible debt	$27,604,715
E) Preferred, convertible preferred, and adjustable rate preferred stock	$753,710
F) Common Stock	$80,515,182
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$401
J) Receivables from portfolio instruments sold	$876,734
K) Receivables from affiliated persons	$0
L) Other receivables	$433,892
M) All other assets	$5,214
N) Total assets	$116,330,149
O) Payables for portfolio instruments purchased	$1,818,151
P) Amounts owed to affiliated persons	$54,041
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$128,684
S) Senior equity	$0
T) Net Assets of Common shareholders	$114,329,273

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,303,557
Class B	-
Class C	230,923
Class T*	-
Class F-1	197,795
Class F-2	339,798
Class F-3	102,942
Total	4,175,015
Class 529-A	74,923
Class 529-B	-
Class 529-C	14,809
Class 529-E	2,999
Class 529-T*	-
Class 529-F-1	3,356
Class R-1	5,343
Class R-2	22,386
Class R-2E	1,089
Class R-3	49,004
Class R-4	55,624
Class R-5	19,631
Class R-5E	145
Class R-6	327,200
Total	576,509

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.08
Class B	$-
Class C	$23.77
Class T	$24.09
Class F-1	$24.02
Class F-2	$24.07
Class F-3	$24.08
Class 529-A	$24.03
Class 529-B	$-
Class 529-C	$23.95
Class 529-E	$23.96
Class 529-T	$24.09
Class 529-F-1	$24.03
Class R-1	$23.92
Class R-2	$23.80
Class R-2E	$24.02
Class R-3	$23.99
Class R-4	$24.04
Class R-5E	$24.06
Class R-5	$24.09
Class R-6	$24.10

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$109,915,940

* Amount less than one thousand